Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 26, 2016, except with respect to our opinion on the consolidated financial statements insofar as it relates to the guarantor financial information included in Note 27, as to which the date is July 25, 2016, relating to the financial statements, financial statement schedules, and the effectiveness of internal control over financial reporting of XL Group plc, which appears in XL Group Ltd's Current Report on Form 8-K dated July 25, 2016.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
July 25, 2016